EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) of CoreComm Limited for the registration of shares of its Common Stock (including Series A Junior Participating Preferred Stock Purchase Rights) pertaining to the CoreComm Limited 1998 Stock Option Plan, CoreComm Limited 1999 Stock Option Plan, CoreComm Limited 2000 Special ATX Stock Option Plan and CoreComm Limited 2000 Special Voyager Stock Option Plan, of our report dated April 13, 1999, with respect to the consolidated financial statements of USN Communications, Inc. as of and for the year ended December 31, 1998 included in CoreComm Limited's Current Report on Form 8-K/A filed with the Securities and Exchange Commission on July 9, 1999.


/s/ ERNST & YOUNG LLP


New York, New York
September 28, 2000